MONTANA SECRETARY OF STATE

May 26, 2023

CERTIFICATION LETTER

I, CHRISTI JACOBSEN, Secretary of State for the State of Montana, do hereby certify that

Certiplex Corporation

filed its **2023 ANNUAL REPORT** in this office and has fulfilled the applicable requirements set forth in law. By virtue of the authority vested in this office, I hereby issue this certificate evidencing the filing is effective on the date shown below.

Certified File Number: D1090130 - 15722691

Effective Date: May 26, 2023

Thank you for being a valued member of the Montana business community. I wish you continued success in your endeavors.

Christi Jacobsen
Montana Secretary of State

Montana State Capitol . PO Box 202801 . Helena, Montana 59620-2801
tel: 406-444-3665 . fax: 406-444-3976 . TTY: 406-444-9068 . sosmt.gov